Exhibit 2

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is dated as of May 31, 2006, among U.S. Bancorp, Inc., a Delaware corporation (“Acquirer”), and the undersigned shareholders of Vail Banks, Inc., a Colorado corporation (“VBI”), executing this Agreement on the signature page hereto (each, a “Shareholder” and collectively, the “Shareholders”).1

RECITALS

A.    Concurrently with the execution of this Agreement, Acquirer, VBI and [Powder Acquisition Corp.], a Colorado corporation (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into VBI, upon the terms and subject to the conditions set forth therein.

B.    As of the date hereof, each Shareholder is the record owner or, with respect to VBI Common Shares (as defined below) held in street name on behalf of such Shareholder, the beneficial (but not record) owner of that number of VBI Common Shares set forth below such Shareholder’s name on the signature page hereto.

C.    As a condition to Acquirer’s willingness to enter into and perform its obligations under the Merger Agreement, each Shareholder has agreed enter into this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

1.1.    Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.2.    Other Definitions. For the purposes of this Agreement:

“Owned Shares” means any VBI Common Share held of record by each Shareholder or held in street name by a broker-dealer on behalf of such Shareholder as of the date hereof or any of the foregoing that may be acquired hereafter as well as any beneficially owned VBI Common Shares that may be acquired hereafter.

“beneficial owner” or “beneficial ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, or other disposition of such security or the beneficial ownership thereof (including by operation of law), or the entry into of any contract, agreement or other obligation to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security.

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1 Each individual director and/or executive officer together with his or her spouse, to the extent such spouse separately owns shares in VBI or owns shares as joint tenants with such director and/or executive officer, will execute a separate Support Agreement .

“VBI Common Share” means a common share, par value $1.00 per share, of VBI, including for purposes of this Agreement all shares or other voting securities into which a VBI Common Share may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities which may be declared in respect of VBI Common Shares).

II. SUPPORT OBLIGATIONS OF THE SHAREHOLDER

2.1.    Agreement to Vote. Each Shareholder irrevocably and unconditionally agrees that from and after the date hereof, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of VBI, however called, or in connection with any written consent of VBI’s shareholders, each Shareholder will (x) appear at each such meeting or otherwise cause all of its Owned Shares to be counted as present thereat for purposes of calculating a quorum, and respond to each request by VBI for written consent, if any, and (y) vote or consent, or cause to be voted or cause consent to be granted with respect to, all of its Owned Shares (or use its best efforts to cause to be voted or cause consent to be granted with respect to any Owned Shares that are beneficially owned and acquired hereafter in which such Shareholder has shared voting power), and all other voting securities of or equity interests in VBI (excluding for the avoidance of doubt any VBI Common Shares underlying unexercised VBI Options (as defined in the Merger Agreement) as of such record date): (i) in favor of the adoption of the Merger Agreement (whether or not recommended by the Board of Directors of VBI), and (ii) against any action, agreement, transaction or proposal that (A) is made in opposition to, or in competition or inconsistent with, the Merger or the Merger Agreement, (B) relates to a Competing Transaction or Acquisition Transaction or (C) could otherwise prevent, impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

2.2.    Proxies. Each Shareholder hereby revokes any and all previous proxies granted with respect to its Owned Shares. By entering into this Agreement, each Shareholder hereby grants a proxy appointing Acquirer, Merger Sub and each of their designees, and each of them individually, as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to be counted as present, vote, consent, dissent or withhold consent or otherwise to act on behalf of the Shareholder with respect to its Owned Shares in favor of the Merger Agreement and otherwise in the manner contemplated by, and to give effect to, Section 2.1. The proxy granted by each Shareholder pursuant to this Section 2.2 is irrevocable and coupled with an interest, including for purposes of Section 7-107-203 of the Colorado Business Corporation Act (“CBCA”), and is granted in order to secure such Shareholder’s performance under this Agreement and also in consideration of Acquirer and Merger Sub entering into this Agreement and the Merger Agreement. If any Shareholder fails for any reason to be counted as present, consent or vote such Shareholder’s Owned Shares in accordance with the requirements of Section 2.1 above (or anticipatorily breaches such section), then Acquirer and Merger Sub shall have the right to cause to be present, consent or vote such Shareholder’s Owned Shares in accordance with the provisions of Section 2.1. The proxy granted by each Shareholder hereunder shall terminate upon termination of this Agreement in accordance with its terms.

2.3.    Restrictions on Transfer. Except as provided for herein, each Shareholder agrees from and after the date hereof not to (a) tender into any tender or exchange offer or otherwise directly or indirectly Transfer any Owned Shares (or any rights, options or warrants to acquire VBI Common Shares), or (b) grant any proxies with respect to such Shareholder’s Owned Shares, deposit such Shareholder’s Owned Shares into a voting trust, enter into a voting agreement with respect to any of such Shareholder’s Owned Shares or otherwise restrict the ability of such Shareholder freely to exercise all voting rights with respect thereto. In the event that (i) the Requisite Shareholder Approval (as defined in the Merger Agreement) shall have been obtained under the Merger Agreement or (ii) the shareholders of VBI have not approved the Merger within 90 days after the date hereof, the foregoing transfer restrictions in clause (a) of the immediately preceding sentence shall terminate and each Shareholder shall have the right to transfer their Owned Shares (other than in any tender or exchange offer), provided that, in the case of any transfers under clause (ii) of this sentence, any such transfer of Owned Shares (and any further transfer) shall be conditioned on the transferee entering into and becoming a party to the agreement in the form to be agreed upon by Acquirer and VBI after the date hereof or such transfer shall be null and void. Any action attempted to be taken in violation of this Section 2.3 will be null and void. Each Shareholder further agrees to authorize and request VBI to notify VBI’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares for such 90 day period and that this Agreement places limits on the voting of the Owned Shares.

2.4.    No Solicitation. Each Shareholder agrees that it shall not, directly or indirectly, initiate, solicit, facilitate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Competing Proposal, or enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to, enter into any agreement regarding or endorse any Competing Proposal. Each Shareholder shall promptly (and in any event, within 24 hours of becoming aware of an inquiry or proposal) advise Acquirer in writing of any such inquiries or proposals of which such Shareholder becomes aware. Each Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. Notwithstanding anything in this Section 2.4 to the contrary, the foregoing shall not restrict or limit the ability of any Person that is a director of VBI to take any action in his or her capacity as a Director of VBI to the extent expressly permitted by the Merger Agreement.

III. REPRESENTATIONS AND WARRANTIES

3.1.    Representations and Warranties of Shareholders. Each Shareholder, severally and not jointly, represents and warrants to Acquirer, as of the date of this Agreement and as of the Closing Date, that (i) this Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms; (ii) such Shareholder is the record and beneficial owner (or, with respect to VBI Common Shares held in street name on behalf of such Shareholder, the beneficial (but not record) owner) of the Owned Shares set forth below such

Shareholder’s name on the signature page hereto (and any Owned Shares acquired by such Shareholder after the date hereof), with sole, or shared with such Shareholder’s spouse who is also party hereto, voting and dispositive power over such Owned Shares; (iii) such Owned Shares are the only voting securities or interests in VBI owned (beneficially or of record) by such Shareholder; (iv) such Owned Shares are owned by such Shareholder free and clear of all liens, charges, encumbrances, agreements and commitments of every kind, other than those liens, charges, encumbrances, agreements and commitments created by this Agreement or any liens, charges and encumbrances of such Owned Shares existing as of the date hereof as a result of a bona fide financing arrangement with a financial institution (other than a hedge fund) that would not prevent such Shareholder from voting its Owned Shares in favor of the Merger or otherwise complying with such Shareholder’s obligations under this Agreement; and (v) neither the execution or delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will violate any provisions of any Law or order, injunction, decree or judgment applicable to such Shareholder or any contract, agreement or other commitment to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s properties or assets (including such Owned Shares) is bound, other than such violations of contracts, agreements or commitments as would not prevent, impede or delay the performance by such Shareholder of his or her obligations hereunder or impose any liability or obligation on VBI or Acquirer or any Subsidiaries or Affiliates thereof.

IV. ADDITIONAL COVENANTS OF SHAREHOLDERS

4.1.    `Waiver of Dissenters’ Rights. Notwithstanding any provision in the Merger Agreement to contrary, each Shareholder hereby waives, and shall cause the record holders (if different from such Shareholder) of any Owned Shares by such Shareholder to waive, dissenters’ rights, if any, that such Shareholder or such record holder may have under Section 7-113-102 of the CBCA in connection with the Merger and the transactions contemplated by the Merger Agreement.

4.2.    Disclosure. Each Shareholder hereby authorizes Acquirer, Merger Sub and VBI to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Shareholder’s identity and ownership of the Owned Shares and the nature of such Shareholder’s obligation under this Agreement.

4.3.    Non-Interference; Further Assurances. Each Shareholder agrees that such Shareholder shall not take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement. Each Shareholder agrees to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Acquirer or Merger Sub to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement. If requested by Acquirer, each Shareholder agrees to execute a letter to Acquirer representing that such Shareholder has complied with such Shareholder’s obligations hereunder as of the date of such letter. Notwithstanding anything in this Section 4.3 to the contrary, the foregoing shall not restrict or limit the ability of any Person that is a director of VBI to take any action in his or her capacity as a director of VBI to the extent expressly permitted by the Merger Agreement.

V. GENERAL

5.1.    Notices. All notices shall be in writing and shall be deemed given (i) when delivered personally, (ii) when telecopied (which is confirmed) or (iii) when dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (a) if to a Shareholder, to the address set forth below such Shareholder’s name on the signature page hereto, and (b) if to Acquirer, in accordance with Section 9.4 of the Merger Agreement, or to such other Persons, addresses or facsimile numbers as may be designated in writing to each other party hereto by the Person entitled to receive such communication as provided above.

5.2.    No Third Party Beneficiaries. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

5.3.    Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the law of the State of New York (without regard to principles of conflict of laws that would apply the law of another jurisdiction).

5.4.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

5.5.    Assignment. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that no Shareholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Acquirer and any attempted assignment without such consent shall be null and void without effect; and provided, further, that Acquirer may assign its respective rights or obligations hereunder to any direct or indirect wholly-owned Subsidiary of Acquirer (or any successor thereto) without the prior written consent of the parties hereto.

5.6.    Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits and Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph references are to the Articles, Sections, paragraphs to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, (vi) unless otherwise specified, all references to any period of days shall be deemed to be to the relevant number of calendar days. The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to a Person will refer to its predecessors and successors and permitted assigns.

5.7.    Amendments. This Agreement may not be amended except by written agreement signed by Acquirer and by each Shareholder.

5.8.    Extension; Waiver. Acquirer may (a) extend the time for the performance of any of the obligations of a Shareholder, (b) waive any inaccuracies in the representations and warranties of any Shareholder contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance by any Shareholder with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any part to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

5.9.    Fees and Expenses. Each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.

5.10.         Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

5.11.         Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

5.12.         Counterparts; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

5.13.         Effectiveness and Termination. This Agreement will become effective when Acquirer has received counterparts signed by all of the other parties and itself. Upon the termination of the Merger Agreement in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its or his obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.

5.14.         Specific Performance. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Accordingly, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.

5.15.         Submission to Jurisdiction. The parties to this Agreement (a) irrevocably submit to the non-exclusive personal jurisdiction of the state and federal courts of the United States of America located in the State of Colorado and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.

5.16.         Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of an action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.16.

[Signature page follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

U.S. BANCORP By: /s/ Richard C. Hartnack Name: Richard C. Hartnack Title: Vice Chairman

(Shareholder signature pages follow)